Exhibit 10.44

Execution Version

AMENDMENT NO. 1 TO SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This AMENDMENT NO. 1 TO SETTLEMENT AGREEMENT AND MUTUAL RELEASE (this “Amendment”), is made and entered into as of October 24, 2024, by and among (i) ScanTech Identification Beam Systems, LLC, a Delaware limited liability company (“ScanTech”), (ii) NACS, LLC, a Delaware limited liability company (“NACS”), and (iii) Taylor Frères Americas LLP (“TFA”) and TFGS VII Gestion LLC (“TFGS” and collectively with TFA and their respective Affiliates the “TF Parties”). Other than as set forth in Section 10 of the Settlement Agreement, the term “Affiliate” as used herein shall have the same meaning ascribed to it in the BCA. Each of ScanTech, NACS, TFA, and TFGS are referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Settlement Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, ScanTech, NACS, and TFA entered into that certain Settlement Agreement and Mutual Release dated as of June 18, 2024 (the "Settlement Agreement"), pursuant to Section 10 of which such agreement terminated automatically on September 30, 2024 because the Closing of the Transaction was not consummated on or before such date, and the Closing deadline has since been extended to December 31, 2024; and

WHEREAS, the Parties desire to revive and reinstate the Settlement Agreement, to clarify certain elements and amend certain provisions to align with the terms offered to, and agreements executed by, ScanTech’s other lenders and stakeholders in connection with the Recapitalization (as defined in the BCA) as of the date of this Amendment. Additionally, the parties wish to incorporate TFGS as a Party to the Agreement and this Amendment by and through execution of this Amendment;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Revival and Reinstatement of the Settlement Agreement

The Settlement Agreement is hereby revived and reinstated and deemed to be in full force and effect as if no termination had occurred, subject to the amendments effected hereby.

Section 2. Amendments to the Settlement Agreement

2.1 Section 1 of the Settlement Agreement is hereby amended and restated as follows:

“ScanTech shall use its best efforts to reimburse TFGS or its nominee an additional Two Hundred Twenty-two Thousand Eight Hundred Thirty-seven Dollars ($222,837) (the "ScanTech Expense Reimbursement") for legal costs related to the Settlement Agreement, this Amendment, and other matters concerning the Settled Claims, payable in cash by wire transfer in one or more installments at ScanTech's discretion on or before November 8, 2024; provided, however, that it shall undertake further best efforts to pay not less than the amount of Eighty-two Thousand Five Hundred Dollars ($82,500) by wire transfer no later than November 01, 2024. The payment obligations in respect of the ScanTech Expense Reimbursement shall be non-refundable (including, without limitation, in the event of a termination of this Agreement) and shall survive any termination or expiration of this Agreement. Any amounts described in this Section 1 which are not paid prior to the Closing shall be paid in cash via wire transfer immediately upon the Closing.”

2.2 Section 2 of the Settlement Agreement is hereby amended and restated as follows:

“TF ScanTech Equity and TF ScanTech Liability. The Parties hereby acknowledge that, as at the Effective Date of this Agreement, (i) TFGS owns an amount of Series B Units of ScanTech currently representing eight percent (8.00%) of all outstanding Series B Units of ScanTech (the “TF ScanTech Equity”), and (ii) the TF Parties assert, and ScanTech has neither confirmed nor denied, that the TF Parties hold convertible indebtedness with an aggregate outstanding balance with accrued interest and fees of $7,625,000 as at June 30, 2024, which amount has been reflected as a liability on ScanTech's June 30, 2024 financial statements (together with any and all interest, fees, and costs accrued and accruing thereon since such date the “TF ScanTech Liability”).”

Execution Version

2.3 Section 3 of the Settlement Agreement is hereby amended and restated as follows:

“Settlement of Claims & Exchange for Pubco Shares.

(a) Agreement to Accept Fixed Number of Pubco Shares: In connection with and to assist ScanTech in the completion of the Recapitalization, subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, and covenants of the other Parties hereto, the TF Parties hereby agree and undertake to accept at the Closing of the Transaction (which, for the avoidance of doubt, is the Closing of the Company Merger, each as defined and set forth in the BCA, as may be amended from time to time) the number of membership units of ScanTech as may be required to result in the exchange of the TF ScanTech Equity and the TF ScanTech Liability at the final Conversion Ratio (as defined in the BCA and as may be adjusted or amended from time to time prior to the Closing) for One Million Four Hundred Forty-five Thousand (1,445,000) shares of Pubco Common Stock (as defined in the BCA) as satisfaction in full of the TF ScanTech Equity and the TF ScanTech Liability.

(b) Allocation of Shares: The issuance and transfer of the 1,445,000 shares to TFGS or its nominee(s) shall be subject only to the Closing of the Transaction, and allocated as follows: (i) 850,000 shares exchanged for the membership units representing the TF ScanTech Equity; and (ii) 595,000 shares exchanged for the membership units attributable to the TF ScanTech Liability.

(c) Conditions of Acceptance: The 1,445,000 shares of Pubco Common Stock that will be issued to and received by TFGS or its nominee(s) at the Closing shall: (i) be covered by and registered on the Form S-4 Registration Statement (as defined in the BCA); (ii) be free from restrictions other than the provisions of that certain Leak Out Agreement executed by and between Pubco, TFA, and certain other Stockholders (as defined therein) on September 20, 2024 (the "Leak Out Agreement"); and (iii) be transferred electronically via the Depository Trust & Clearing Corporation Fast Automated Securities Transfer system free and unencumbered to TFGS or its nominee's designated brokerage account(s) (as set forth on a DRS Statement approved by TFGS or its nominee(s) no fewer than five (5) days prior to the Closing) promptly upon the Closing of the Transaction and in any case made available for sale at or prior to the open of regular trading hours on the NASDAQ Stock Exchange ("NASDAQ") on the first day on which the Pubco Common Stock is traded on NASDAQ or an equivalent exchange.

(d) Pro-Rata Benefits: TFGS or its nominee(s) shall receive its pro-rata share (calculated as set forth in the BCA) of any future benefits and improvements owed to Company Holder Participants (as defined in the BCA), if any, including, without limitation, distributions of additional Pubco Common Stock in connection with any applicable earnout provisions.

(e) TFGS Status and Rights Assignment. The Parties acknowledge that TFGS and its related entities are special-purpose entities for holding and administering stock for their beneficial owners and successors. TFA and TFGS have represented, and ScanTech and NACS have acknowledged and agreed, that all rights to receive Pubco Common Stock and other consideration under this Agreement, the Letter Agreement, the BCA, and any other agreements between the Parties have been validly assigned by and from TFA to TFGS.

2.4 Section 5 of the Settlement Agreement is hereby deleted and reserved to preserve numeration. Section 11 is hereby added to the Settlement Agreement and reserved to correct numeration. All Pubco Common Stock allocated to the TF Parties under this Agreement shall be validly held by TFGS and/or its Affiliate(s) and/or nominee(s). TFGS hereby designates TFGS Holding VII LLC, a Wyoming limited liability company, as its nominee to receive and hold all shares of Pubco Common Stock due under this Agreement, and ScanTech acknowledges and agrees to such nomination. In case of any ambiguity, the Agreement and this Amendment shall be interpreted to incorporate the TF Parties and/or TFGS where logical and appropriate and to provide maximum benefit and protection to the TF Parties collectively, whilst preserving specific rights and limiting obligations and/or liabilities of and to TFA where explicitly stated or where doing so would be more protective of the other TF Parties (provided, that, for the avoidance of doubt, any reference to a TF Party in Section 7 of the Settlement Agreement includes, without limitation, each of TFGS and TFGS Holding VII LLC).

Execution Version

2.5 Section 9 of the Settlement Agreement is hereby amended to extend to and confirm the Non-Affiliate Status of the TF Parties jointly and severally, and to contemplate holding of shares by TFGS, its Affiliates, and/or nominees.

2.6 Section 10 of the Settlement Agreement is hereby amended by replacing the date “30 September 2024” with “31 December 2024”.

2.7 Section 14(a) of the Settlement Agreement is hereby amended and restated as follows:

“(a) Non-Payment, Failure to Issue Shares, Violation of Releases, or De-Listing. An Event of Default shall occur if ScanTech, Pubco, or any of their respective Affiliates: (i) Fails to promptly pay any amount due in cash to any TF Party when due under this Agreement (other than in connection with obligations described as best efforts); (ii) Fails to promptly issue, record, and transfer a minimum of 1,445,000 shares of Pubco Common Stock to TFGS Holding VII LLC (or such other nominee(s) as TFGS may from time to time designate in writing) immediately upon the Closing, or fails to make such shares available for trading on or prior to the open of regular trading hours on the first Trading Day, as set forth in this Agreement; (iii) Files any claim or action in violation of the releases set forth in Sections 8 and 9 of this Agreement, or takes any action in respect of this Agreement that violates such releases; and/or (iv) Fails to list the shares of Pubco Common Stock on NASDAQ or an equivalent exchange, or in the event and to the extent that such shares are de-listed within one hundred eighty (180) calendar days following the commencement of trading of such shares on NASDAQ or an equivalent exchange (provided, that, in the event the Agreement is terminated as a result of an Event of Default contemplated under this clause (iv), the release provisions in Section 7 shall remain in effect in effect in favor of NACS, John Redmond and their Affiliates, notwithstanding anything to the contrary contained herein); or”

And Section 14 of the Settlement Agreement is further amended by adding the following provision:

“ (f)  provided, however, that upon the occurrence of any Event of Default (other than failure to deliver shares of Pubco Common Stock to any TF Party as provided for hereunder), the non-defaulting Party shall provide written notice to the defaulting Party describing the nature of the default. The defaulting Party shall have thirty (30) business days (the “Cure Period”) from receipt of such notice to cure the default to the satisfaction of the non-defaulting Party, which shall be considered satisfied if the defaulting Party takes actions that (i) remedy the specific default in full or (ii) provide sufficient assurances, confirmed in writing, that such default will be fully remedied within an additional ten (10) business days following the Cure Period.”

Section 3. General Provisions.

(a) Effectiveness and Integration. This Amendment is incorporated into and made part of the Settlement Agreement, effective upon execution. Both documents shall be construed as a single instrument, with this Amendment's terms prevailing in case of conflict. All good faith actions taken under the Agreement prior to this Amendment are ratified and confirmed. This Amendment, together with the Agreement, constitutes the entire understanding between the Parties regarding the subject matter hereof, superseding all prior negotiations and agreements.

(b)  Execution and Modification. This Amendment may be executed in counterparts, including, without limitation, by facsimile. DocuSign, or PDF transmission, each deemed an original. Any amendment, modification, or waiver of the Agreement or this Amendment shall be in writing executed by all Parties.

(c) Related Agreements. This Amendment does not waive or modify rights or obligations under related agreements, except as expressly stated herein. The Parties agree to execute such additional documents as may be reasonably necessary to effectuate this Amendment's intentions.

(d)  Severability. If any provision of this Amendment or the Agreement, or the application thereof to any person or circumstance, is held to be invalid, illegal, or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof or thereof. The remaining provisions of this Amendment and the Agreement shall remain in full force and effect to the maximum extent permitted by law. In the event any such provision is found to be invalid, illegal, or unenforceable, such provision shall be construed, reformed, or replaced to the extent necessary to render it valid, legal, and enforceable in a manner that best reflects the original intent of the provision and affords the maximum protection to the Party for whose benefit the provision was originally intended.

Execution Version

Section 4. Comprehensive Waiver; Covenant Not to Sue. Each Party hereby unconditionally and irrevocably waives: (a) Any right to challenge the validity or enforceability of this Amendment or the Agreement based on any alleged lack of legal capacity, authority, defect in formation, dissolution, or similar legal status issue of any Party ("Capacity or Authority Challenge"); (b) Any right to contest, challenge, or dispute the amount, sufficiency, or validity of the consideration provided or to be provided under this Amendment and/or the Agreement ("Consideration Challenge"); and (c) Any right to bring, maintain, or prosecute any legal action, suit, or proceeding against any other Party or its Related Parties with respect to any claims, demands, rights, obligations, or liabilities released under this Agreement except as expressly permitted herein. These waivers extend to all Related Parties, survive any termination, expiration, or unenforceability of the Agreement, and apply to all claims, whether known or unknown. "Related Parties" means a Party's Affiliates, subsidiaries, parent companies, successors, assigns, officers, directors, employees, agents, representatives, and any person or entity claiming by or through such Party. The Parties agree that the consideration exchanged hereunder constitutes full and complete satisfaction of all claims, liabilities, or obligations released under the Agreement, as amended by this Amendment. Each Party agrees not to raise any defense or objection to the enforcement of this Amendment or the Agreement on the grounds of a Capacity or Authority Challenge. Notwithstanding any such Challenge or legal status defect, this Agreement shall extend to, be binding upon, and inure to the benefit of the Related Parties of each Party. Any breach of the covenant not to sue shall entitle the non-breaching Party to recover any and all legal fees, costs, and expenses incurred in defending such an action. Notwithstanding the above, nothing herein shall preclude any Party from bringing legal action against any of the other Parties, their officers, directors, or agents for enforcement of its rights hereunder and/or under the Agreement and any other concurrent or future agreement made by and between any Party and any or all of the other Parties. If any portion of this section is found to be invalid, illegal, or unenforceable, the remaining portions shall remain in full force and effect to the maximum extent permitted by law. Any such invalid, illegal, or unenforceable provision shall be construed, reformed, or replaced to the extent necessary to render it valid, legal, and enforceable in a manner that best reflects the original intent of the provision and affords the maximum protection to the Party for whose benefit the provision was originally intended. The Parties acknowledge that this section is a material inducement to enter into this Amendment and the Agreement, and each Party would not have entered into this Amendment or the Agreement but for its inclusion.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above.

SCANTECH IDENTIFICATION BEAM SYSTEMS LLC

By:	/s/ Dolan Falconer
Dolan Falconer
Chief Executive Officer

[Signature Page to Amendment to Settlement Agreement]

Acknowledged and agreed as at the date first set forth above.

For and on Behalf of

Taylor Frères AMERICAS LLP

By:	/s/ Zachary Taylor
Zachary Taylor
Authorized Representative

TFGS VII GESTION LLC

By:	/s/ Zachary Taylor
Zachary Taylor
Managing Partner

[Signature Page to Amendment to Settlement Agreement]

Acknowledged and agreed as at the date first set forth above.

NACS LLC

By:	/s/ John R. Redmond
John R. Redmond
Manager

[Signature Page to Amendment to Settlement Agreement]